[BriteSmile Company Logo]

June 11, 1999

Mr. Frederick E. Jones III
205 West 54th Street
Apartment 11A
New York, NY  10019

Dear Mr. Jones:

                  BriteSmile, Inc. ("BriteSmile") extends this offer of employment to you under the following terms:

                  Position at BriteSmile: You shall serve in such capacity as may be reasonably designated by the Chief Executive Officer (the "CEO") of BriteSmile, initially as Vice President, BriteSmile International Limited ("BriteSmile International"), a subsidiary of BriteSmile.

                  Salary: $8,333 per month base salary. Depending on your performance and the performance of BriteSmile International, you may receive bonus payments; but any such bonus shall be payable solely at the discretion of the CEO.

                  Stock Options: Subject to the approval of BriteSmile's Board, you will receive a grant of options to purchase 150,000 shares of BriteSmile's
Common Stock on your first day of employment with BriteSmile. The right to exercise options on 30,000 of such shares shall vest (become exercisable) on the date of grant (the first day of your employment) provided you have remained in the employ of BriteSmile from the first day of you employment to such anniversary.

                  These options will have an exercise price equal to $11-3/8 which is the closing price of BriteSmile's Common Stock on the date hereof, and will be granted pursuant to and be subject to all the provisions of BriteSmile's stock option plan. In order to participate in the BriteSmile's stock option plan, you will need to execute a standard stock option agreement.

                  Duties: You will report to, and shall perform such duties as may be reasonably assigned to you by, the CEO of BriteSmile International. Initially you shall be fully responsible for identifying, developing and executing all aspects of BriteSmile's teeth whitening plans and business model in all areas of the world other than the United States and Canada. You acknowledge that your duties may involve a significant amount of worldwide travel and agree to undertake such travel. At BriteSmile's reasonable request, you agree to relocate to such country or countries in the European Union as BriteSmile shall designate. BriteSmile shall pay your reasonable relocation expenses in connection with any such move.

                  Benefits: You will be provided health, dental, life and disability insurance according to BriteSmile's standard policies, subject to your eligibility. You shall also be entitled to participate in BriteSmile's other benefit plans that are made available to its executives generally subject to the terms of those plans.

                  Start Date: You will begin work at BriteSmile International on such date as is mutually agreed by yourself and BriteSmile, but not later than August 31, 1999.

                  Confidentiality: You agree to keep all nonpublic information regarding BriteSmile confidential and not to use it except in furtherance of BriteSmile's business.

                  Termination of Employment: You acknowledge that you are an employee at will and that BriteSmile may terminate your employment at any time, with or without cause.

                  Law: This letter shall be governed by the laws of the State of New York.

                  If you wish to accept this offer as delineated above, please countersign at the bottom of the page and return a copy of this letter to us as soon as possible. After August 31, 1999 this document is no longer valid unless previously executed and received by us.

BriteSmile, Inc.


By /s/ John Reed
  -----------------------
Name:
Title: CEO

Acknowledge and agreed to this  16th  day of June, 1999.
                               ------

/s/ Frederick E. Jones III
-------------------------
FREDERICK E. JONES III